Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Proxy Statement/Prospectus of QCR Holdings, Inc. of our reports dated March 12, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QCR Holdings, Inc., appearing in the Annual Report on Form 10-K of QCR Holdings, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ RSM US LLP

Davenport, Iowa

January 6, 2022